AMENDMENT TO SALARY CONTINUATION AGREEMENT

THIS AMENDMENT TO SALARY CONTINUATION AGREEMENT (“Amendment”) is made and entered into as of the 29th day of September, 2006, by and between Interface, Inc. (the “Company”) and Ray C. Anderson (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company and Employee are parties to that certain Salary Continuation Agreement dated as of October 1, 2002 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

1. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the same meanings ascribed to such terms in the Agreement.

2, Notwithstanding any provision in the Agreement to the contrary, Employee’s Salary Continuation Payments shall commence on January 1, 2007, without regard to whether Employee has terminated employment with the Company. The amount of the Salary Continuation Payments shall be $37,467.13 per month ($449,605 per annum), which reflects Employee’s election of a 50% Joint and Survivor Annuity under Section 2(d)(ii) of the Agreement.

3. Effective as of January 1, 2005, the only events upon which any payments shall be made under the Agreement shall be the commencement date specified in paragraph 1 of this Amendment and the death of Employee. Any provisions of the Agreement that do not satisfy the requirements of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended, including, without limitation, Section 6(b) of the Agreement, are hereby deleted from the Agreement as of January 1, 2005.

4. Effective as of January 1, 2007, and until determined otherwise by the Compensation Committee of the Board of Directors of the Company (or the full Board), Employee’s annual salary under his Employment Agreement dated as of April 1, 1997, as previously amended, shall be $350,000, and his bonus opportunity shall be 80% of such annual salary.

5. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Employee has executed this Amendment, and the Company has caused this Amendment to be executed by a duly authorized representative, as of the date first set forth above.

INTERFACE, INC.

By: /s/ Daniel T. Hendrix______________
Daniel T. Hendrix, President and
Chief Executive Officer

EMPLOYEE

By: /s/ Ray C. Anderson______________
Ray C. Anderson